Consent of Independent Auditors

        We consent to the inclusion of our report dated September 15, 2000 in Form 8-K/A of Delta Petroleum Corporation and incorporation by reference in the registration statements No. 33-87106 and 33-91452 on Form S-8 of Delta Petroleum Corporation relating to the Statements of Oil and Gas Revenue and Direct Lease Operating Expenses of certain oil and gas properties of Whiting Petroleum Corporation acquired by Delta Petroleum Corporation for the years ended June 30, 2000 and 1999, which report appears in the Form 8-K/A of Delta Petroleum Corporation dated September 22, 2000.

                                                s/KPMG LLP
                                                 KPMG LLP


Denver, Colorado
September 15, 2000